UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 31, 2015

VERISIGN, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of
Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

12061 Bluemont Way, Reston, VA	20190
(Address of Principal Executive Offices)	(Zip Code)
(703) 948-3200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.
On March 31, 2015, VeriSign, Inc. (“VeriSign”) entered into a Credit Agreement (the “Credit Agreement”) among VeriSign, any of its borrowing subsidiaries made a party thereto, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), J.P. Morgan Europe Limited, as London agent, and the lenders party thereto (the “Lenders”). The Lenders and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for VeriSign, for which they received or will receive customary fees and expenses. In addition, certain of the Lenders and their respective affiliates have, from time to time, purchased, and may in the future, purchase services from VeriSign for which they paid fees in the ordinary course. The Lenders party to the Credit Agreement are also the same lenders party to the credit agreement, dated as of November 22, 2011, among VeriSign, any of its borrowing subsidiaries made a party thereto, JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Europe Limited, as London agent, and the lenders party thereto (the “Terminated Credit Agreement”), which is further discussed in Item 1.02 below.
The Credit Agreement provides for a $200 million (the “Commitment Amount”) committed senior unsecured revolving credit facility (the “Facility”), under which VeriSign and certain designated subsidiaries may be borrowers (the “Borrowers”). Loans may be extended in US dollars and certain specified alternative currencies. The Facility includes (1) a $35 million sublimit for the issuance of standby letters of credit for the account of any Borrower or any of its subsidiaries, (2) a $35 million sublimit for swingline loans to the Borrowers, and (3) a $35 million sublimit for loans in alternative currencies.
VeriSign also has the option to invite Lenders to bid to make loans to VeriSign at negotiated interest rates, which loans will utilize the available commitment under the Facility (“Competitive Bid Loans”).
Loans will bear interest at a rate per annum equal to the following rates (capitalized terms have the meanings set forth in the Credit Agreement): (i) for ABR loans, a rate equal to the greatest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.5%, and (c) the Adjusted LIBO Rate plus 1%, plus, in each case, a margin of between 0.5% and 1.0% depending on VeriSign’s ratio of Consolidated Funded Adjusted Indebtedness to Consolidated EBITDA as calculated pursuant to the Facility (the “Leverage Ratio”); (ii) for LIBOR revolving loans, the Adjusted LIBO Rate plus a margin of between 1.5% and 2.0%, depending on the Leverage Ratio; (iii) for EURIBOR revolving loans, the Adjusted EURIBO Rate plus a margin of between 1.5% and 2.0%, depending on the Leverage Ratio; and (iv) for Competitive Bid Loans, the rate of interest agreed with the bidding Lenders.
The full amount of the Facility is undrawn as of the date hereof. Any borrowings under the Facility may be used for working capital purposes, to finance acquisitions, stock repurchases, and capital expenditures, and other general corporate purposes. Letters of credit will be issued for general corporate purposes.
VeriSign is required to pay the Lenders under the Credit Agreement a commitment fee at a rate per annum of between 0.2% and 0.3%, depending on VeriSign’s Leverage Ratio, payable quarterly in arrears. VeriSign is also required to pay, quarterly in arrears certain fees to the Lenders in connection with the letters of credit. VeriSign is further required to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between VeriSign and the Administrative Agent.
The Facility terminates on April 1, 2020 at which time outstanding borrowings under the Facility are due. VeriSign may optionally prepay loans in whole or in part under the Credit Agreement at any time (other than Competitive Bid Loans, which shall require the prior consent of the bidding Lenders) without penalty but subject to payment of any broken-funding costs of the Lenders. VeriSign may also, at any time, terminate the commitments or permanently reduce them from time to time.
The Credit Agreement contains customary representations and warranties, as well as affirmative and negative covenants. Affirmative covenants include, among others, financial and other reporting requirements, provision of notices of material events, an agreement to cause future material subsidiaries to become guarantors in certain circumstances, maintenance of existence, maintenance of intellectual property, payment of obligations, maintenance of properties, maintenance of insurance, maintenance of books and records and compliance with laws.
Negative covenants include, among others, limitations on incurrence of additional indebtedness by subsidiaries that are not borrowers or guarantors under the Credit Agreement, limitations on incurrence of liens, limitations on mergers and acquisitions, limitations on changing its business, limitations on investments, limitations on asset sales, limitations on sale/leaseback transactions, limitations on dividends, share redemptions and other restricted payments, limitations on entering into certain types of restrictive agreements, limitations on entering into hedging agreements, limitations on amendments, waivers or prepayments of certain subordinated indebtedness, limitations on transactions with affiliates and limitations on the use of proceeds from the Facility.

The Credit Agreement includes two financial covenants: (1) that VeriSign not permit the ratio of Consolidated EBITDA to Consolidated Cash Interest Expense (each as defined in the Credit Agreement) for any period of four consecutive fiscal quarters to be less than 3.00:1.00, and (2) that VeriSign not permit the Leverage Ratio at any time to exceed 2.50:1.00.
The Credit Agreement contains customary events of default, including among others, non-payment of principal, interest or other amounts when due (subject to a grace period for payment of interest and certain other amounts), inaccuracy of representations and warranties, violation of covenants, cross defaults and cross-acceleration with respect to certain other indebtedness, bankruptcy, insolvency or inability to pay debts, certain undischarged judgments, the occurrence of certain ERISA events, failure of any guarantee purported to be created under any Loan Document (as defined in the Credit Agreement) to be in full force and effect, a Change of Control (as defined in the Credit Agreement) or a Fundamental Change (as defined in the Indenture governing VeriSign’s 3.25% Junior Subordinated Convertible Debentures due 2037). Upon the occurrence and during the continuance of an event of default under the Credit Agreement, the Lenders may declare the loans and all other obligations under the Credit Agreement immediately due and payable and may terminate the commitments. A bankruptcy event of default causes such obligations automatically to become immediately due and payable and the commitments automatically to terminate.
VeriSign may from time to time request Lenders to agree on a discretionary basis to increase the Commitment Amount by up to an aggregate of $150 million during the term of the Facility.
The description of the Credit Agreement contained herein is qualified in its entirety by reference to that agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

On March 31, 2015, in connection with entering into the Credit Agreement, VeriSign permanently terminated in full all commitments under the Terminated Credit Agreement.
The lenders party to the Terminated Credit Agreement are the same Lenders party to the Credit Agreement, and the terms of the Terminated Credit Agreement are substantially the same as the terms of the new Credit Agreement described above, except that the Leverage Ratio financial covenant under the Terminated Credit Agreement required that VeriSign not permit the Leverage Ratio at any time to exceed 2.00:1.00. The information regarding the Terminated Credit Agreement and the lenders thereunder in Item 1.01 of the Form 8-K dated November 29, 2011 is incorporated by reference into this Item 1.02.
No material early termination penalties were incurred by Verisign in connection with the termination of the Terminated Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 31, 2015, VeriSign entered into the Credit Agreement described in Item 1.01 above, which information is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

10.1
Credit Agreement, dated as of March 31, 2015 among VeriSign, Inc., the borrowing subsidiaries party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Europe Limited, as London Agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: April 1, 2015	By:	/s/ Thomas C. Indelicarto
Thomas C. Indelicarto
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
Exhibit 10.1
Credit Agreement, dated as of March 31, 2015 among VeriSign, Inc., the borrowing subsidiaries party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Europe Limited, as London Agent.